Exhibit 15

February 20, 2004

Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended December 31, 2003 and 2002, as indicated in our report dated February 4, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, is being incorporated in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin